Exhibit 4.9

Counterpart to Registration Rights Agreement

The undersigned hereby absolutely, unconditionally and irrevocably agrees as a Guarantor (as defined in the Registration Rights Agreement, dated as of February 14, 2018 by and among the Company, the guarantors party thereto and each of the investors party thereto) to be bound by the terms and provisions of such Registration Rights Agreement.

IN WITNESS WHEREOF, the undersigned has executed this counterpart as of March 26, 2018

SEASPAN INVESTMENT I LTD., as a Guarantor

By:	/s/ Mark Chu
Name: Mark Chu
Title: Secretary